Exhibit 10.1

CFO CONSULTING AGREEMENT

between

Quantum Materials Corp.

and

Robert Phillips

AGREEMENT made effective as of the 1st day of January, 2019 by and between Quantum Materials Corp. (the “Company”), address: STAR Park, 3055 Hunter Road, San Marcos, TX 78666 and Robert Phillips (“Phillips” or “Consultant or Consulting CFO”), address: 951 Lost Valley Rd. Dripping Springs, Texas 78620.

WHEREAS, the Company desires professional guidance and advice regarding public technology company financial operations and desires Consultant to act as an Interim Chief Financial Officer; and

WHEREAS, Consultant has expertise in the area of public companies and technology companies and extensive finance background; and is willing to act as a Consultant, and Interim Chief Financial Officer to the Company upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Independent Consultant. The Company, through the action of its Board of Directors (the “Board”), and/or Chief Executive Officer (“CEO”) hereby engages the Consultant, and the Consultant will serve the Company, as a consultant. During the term of this Agreement, the Consultant will serve as the non-employee interim chief financial officer (“Chief Financial Officer”, “CFO”, “Interim CFO”, or “Consultant or Consulting CFO”) of the Company on a part-time basis. During the term of this agreement, the Consultant shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The services rendered by Consultant to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant an employee of the Company. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

2. Expertise. Consultant has expertise in the area of public companies and technology companies and an extensive finance and SEC financial reporting background and is willing to act as a Consultant, and Interim Chief Financial Officer to the Company upon the terms and conditions set forth in the CFO Consulting Agreement.

3. Duties. The Consultant will perform all duties typically required of a Chief Financial Officer, including, but not limited to accounting oversight, preparation of quarterly and annual financial statements to be filed with the SEC, filings required on Forms 8-K and such other filings as may be required and coordination with Quantum Material’s independent public accountants with respect to quarterly reviews and annual audits. The Consultant recognizes and understands that, in performing the duties and responsibilities of CFO as provided in this Agreement, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect the manner in which the Company’s business is conducted. Consultant CFO will report directly to Stephen Squires, President and CEO of Quantum Materials Corp. and to any other party designated by Stephen Squires in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Consultant. The services rendered by Consultant to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant an employee, of the Company.

4. Compensation. As compensation for the services rendered pursuant to this Agreement which shall be equivalent to $150,000 annually. Company shall pay Consultant $2,500 per month which shall accrue as a payable to Consultant until such time that $2 million in cumulative external equity, debt or other funding events occur. In addition, the Company shall issue to Consultant shares common stock from available stock compensation plan(s) if available or of restricted common stock if no registered share compensation plan shares are available at share issue date on a monthly basis with a value of $10,000 after extending a 20% discount to the weighted average closing price on a public stock exchange during such respective payment month.

At the Consultants request, the monthly cash payment and any previously accrued and unpaid cash payments shall be paid in shares of underlying a registered stock compensation plan or of restricted common stock if no stock compensation plan shares are available, on a monthly basis after extending a 20% discount to the weighted average closing price on a public stock exchange during such respective payment month. At the Consultants request, any or all previously accrued and unpaid cash or stock payables due, including from prior years, shall be paid from shares issued underlying a registered stock compensation plan.

Company further understands and agrees that if restricted stock is issued to Consultant as compensation for this Agreement is earned upon receipt by Consultant and such shares cannot be canceled, nor the transfer of such shares stopped or hindered by Company for any reason whatsoever at any time in the future. All shares issued to the consultant shall be deemed irrevocable and non-assessable. The Consultant also reserves the right to include acquired common stock paid for consulting services in any future S-1, S-8 or similar registration statements filed with the SEC as SEC regulations allow (See below Section 11 “Piggyback Registration Rights”).

5. Term. This engagement shall commence upon execution of a Consulting CFO Agreement and shall continue in full force and effect for a period of one year. The agreement may be extended annually thereafter by mutual agreement, unless terminated earlier by operation of and in accordance with the Agreement.

6. Termination. The Company may terminate this Agreement at any time by 30 days’ written notice to the Consultant.

7. Confidentiality. The Consultant acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, financial documents and files, methods, customer lists, accounts and procedures. The Consultant agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, financial records, specifications, information, letters, notes and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, financial documents, specifications, information, and other items in his possession or under his control.

8. Indemnification. Company agrees to indemnify and hold harmless Consultant from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Consultant in connection with Company’s possession or use of advice, guidance, materials, information, data or other services provided by Consultant under this Agreement.

9. Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement. Consultant shall seek approval of any expenses in advance when reasonably possible. Consultant shall submit related receipts and documentation with his request for reimbursement in a timely manner.

10. Partial Invalidity. If any provision of this Agreement is for any reason found to be unenforceable, all other provisions nonetheless remain enforceable. If a provision is deemed invalid because of its scope or breadth, it must be deemed valid to the extent of the scope or breadth permitted by law.

11. Piggyback Registration Rights. The Company agrees that if it proposes to register any of its stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), including a registration effected by the Company for any shareholders, the Company shall, at such time, promptly give Consultant written notice of such registration. Upon the written request of Consultant given within twenty (20) days after mailing of such notice by the Company, the Company shall cause to register under the Securities Act, at Company’s expense, all of the stock or other securities of the Consultant, or Consultant’s designees or transferees, requested by the Consultant to be registered.

12. Rule 144 Cooperation. Notwithstanding the provisions set forth above under the section labeled Piggy-Back Registration rights, if Consultant elects to sell any of his stock or other securities in the Company pursuant to the provisions of Rule 144 under the Securities Act, and provided the Consultant has complied with the provisions of Rule 144, the Company will instruct its securities counsel to issue an opinion letter for delivery to the Company’s transfer agent authorizing Consultant’s sale of his stock or other securities in the Company pursuant to Rule 144, and, in the foregoing regard, Company agrees that it shall timely file with the Securities and Exchange Commission (the “Commission”) all reports required to be filed by the Company pursuant to the Securities and Exchange Act of 1934, as amended, for so long as Consultant remains a shareholder of the Company. A copy of the Rule 144 opinion letter shall be sent to Consultant via email and U.S. mail.

13. Change of Control. In the event of a “Change of Control” (as defined below) of the Company that occurs prior to the termination of this Agreement, the remaining balance of all cash payments and common stock payable to the Consultant under the terms of this agreement will be accelerated so as to become 300% payable of the remaining term. The Company shall issue to Consultant these shares of common stock on a basis with a value under the terms Section 4 above, based on a weighted average closing price of the month prior to a public disclosure of any change in control event.

For purposes of this Section, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, including beneficial ownership consisting of preferred shares which may or may not be convertible, of securities of the Company representing 25% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

14. Miscellaneous

(a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Consultant’s written agreement.

(b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c) Governing Law. The laws of Texas will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Texas court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective, to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e) Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(g) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

In the case of the Company: Quantum Materials Corp. STAR Park, 3055 Hunter Road, San Marcos, TX 78666

In the case of Consultant: and Robert Phillips, 951 Lost Valley Rd. Dripping Springs, Texas 78620.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

Quantum Materials Corp (The Company”)

Stephen Squires, President and CEO

/s/ Stephen Squires

Robert Phillips (“CFO” or “Consultant or Consulting CFO”)

/s/ Robert Phillips